                                   LAZY HOLLOW
                              8782 CLOUDLEAP COURT
                               COLUMBIA, MARYLAND

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                              AS OF APRIL 25, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 27, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    LAZY HOLLOW
       8782 CLOUDLEAP COURT
       COLUMBIA, HOWARD COUNTY, MARYLAND

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 178 units with a total of 176,972 square feet of rentable area. The improvements were built in 1978. The improvements are situated on 9.53 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 95% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
LAZY HOLLOW, COLUMBIA, MARYLAND

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective April 25, 2003 is:

                                                  ($13,000,000)

                                          Respectfully submitted,
                                          AMERICAN APPRAISAL ASSOCIATES, INC.

                                          -s- Brian Johnson
                                          -----------------
June 27, 2003                             Brian Johnson, MAI
#053272                                   Managing Principal, Real Estate Group

Report By:
Jonathan Hackerman

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
LAZY HOLLOW, COLUMBIA, MARYLAND

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................      4
Introduction ..............................................................      9
Area Analysis .............................................................     11
Market Analysis ...........................................................     14
Site Analysis .............................................................     16
Improvement Analysis ......................................................     16
Highest and Best Use ......................................................     17

                                    VALUATION

Valuation Procedure .......................................................     18
Sales Comparison Approach .................................................     20
Income Capitalization Approach ............................................     26
Reconciliation and Conclusion .............................................     37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
LAZY HOLLOW, COLUMBIA, MARYLAND

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Lazy Hollow
LOCATION:                         8782 Cloudleap Court
                                  Columbia, Maryland

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    April 25, 2003
DATE OF REPORT:                   June 27, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
      Size:                       9.53 acres, or 415,127 square feet
      Assessor Parcel No.:        16-101087
      Floodplain:                 Community Panel No. 240044 0034 B (December 4,
                                  1986)
                                  Flood Zone C, an area outside the floodplain.
      Zoning:                     NT (New Town)

BUILDING:
      No. of Units:               178 Units
      Total NRA:                  176,972 Square Feet
      Average Unit Size:          994 Square Feet
      Apartment Density:          18.7 units per acre
      Year Built:                 1978

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                       Market Rent
                      Square       --------------------    Monthly         Annual
 Unit Type             Feet        Per Unit      Per SF     Income         Income
-----------------------------------------------------------------------------------
1Br/1Ba-A1              820          $  890      $1.09     $ 25,810      $  309,720
1Br/1Ba - A2            882          $  900      $1.02     $ 17,100      $  205,200
2Br/1Ba - B1            993          $  960      $0.97     $ 46,080      $  552,960
2Br/2Ba - B2          1,085          $  990      $0.91     $ 21,780      $  261,360
2Br/2Ba - B3          1,009          $1,000      $0.99     $ 40,000      $  480,000
3Bd/2Ba - C1          1,227          $1,180      $0.96     $ 23,600      $  283,200
                                                           ------------------------
                                                 Total     $174,370      $2,092,440
                                                           ========================

OCCUPANCY:                        95%
ECONOMIC LIFE:                    45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
LAZY HOLLOW, COLUMBIA, MARYLAND

EFFECTIVE AGE:                    15 Years
REMAINING ECONOMIC LIFE:          30 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

         [PICTURE]                                       [PICTURE]

EXTERIOR - APARTMENT BUILDING                   EXTERIOR - LANDSCAPE & PARKING

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
LAZY HOLLOW, COLUMBIA, MARYLAND

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
      As Vacant:                  Hold for future multi-family development
      As Improved:                Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
LAZY HOLLOW, COLUMBIA, MARYLAND

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

       DIRECT CAPITALIZATION                         Amount                  $/Unit
       ---------------------                         ------                  ------
Potential Rental Income                              $2,092,440              $11,755
Effective Gross Income                               $1,964,205              $11,035
Operating Expenses                                   $752,422                $4,227                38.3% of EGI
Net Operating Income:                                $1,176,183              $6,608

Capitalization Rate                                  8.75%
DIRECT CAPITALIZATION VALUE                          $13,300,000  *          $74,719 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                       10 years
2002 Economic Vacancy                                5%
Stabilized Vacancy & Collection Loss:                8%
Lease-up / Stabilization Period                      N/A
Terminal Capitalization Rate                         9.25%
Discount Rate                                        11.25%
Selling Costs                                        2.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $13,700,000  *          $76,966 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $13,600,000             $76,404 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $49,592 to $118,258
       Range of Sales $/Unit (Adjusted)              $61,296 to $70,955
VALUE INDICATION - PRICE PER UNIT                    $11,600,000  *          $65,169 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            6.11 to 9.52
       Selected EGIM for Subject                     6.50
       Subject's Projected EGI                       $1,964,205
EGIM ANALYSIS CONCLUSION                             $12,600,000  *          $70,787 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $12,300,000  *          $69,101 / UNIT

RECONCILED SALES COMPARISON VALUE                    $12,300,000             $69,101 / UNIT

----------------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
LAZY HOLLOW, COLUMBIA, MARYLAND

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
      Price Per Unit                                 $11,600,000
      NOI Per Unit                                   $12,300,000
      EGIM Multiplier                                $12,600,000
INDICATED VALUE BY SALES COMPARISON                  $12,300,000         $69,101 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:                  $13,300,000
      Discounted Cash Flow Method:                   $13,700,000
INDICATED VALUE BY THE INCOME APPROACH               $13,600,000         $76,404 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $13,000,000         $73,034 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
LAZY HOLLOW, COLUMBIA, MARYLAND

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 8782 Cloudleap Court, Columbia, Howard County, Maryland. Columbia identifies it as 16-101087.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Jonathan Hackerman on April 25, 2003. Brian Johnson, MAI has not made a personal inspection of the subject property. Jonathan Hackerman performed the research, valuation analysis and wrote the report. Brian Johnson, MAI reviewed the report and concurs with the value. Both Brian Johnson, MAI and Jonathan Hackerman have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of April 25, 2003. The date of the report is June 27, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
LAZY HOLLOW, COLUMBIA, MARYLAND

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:          6 to 12 months
       EXPOSURE PERIOD:           6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Lazy Hollow Partners C/O Eproperty Tax. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
LAZY HOLLOW, COLUMBIA, MARYLAND

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Columbia, Maryland. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Waterloo Road
West   - Route 175
South  - Route 175
North  - The Village of Long Reach

MAJOR EMPLOYERS

Major employers in the subject's area include educational and healthcare as the main source of employment in the area. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
LAZY HOLLOW, COLUMBIA, MARYLAND

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                -------------------------------------------
         CATEGORY               1-MI. RADIUS    3-MI. RADIUS   5-MI. RADIUS        MSA
------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  14,632          81,011         167,025      2,567,693
5-Year Population                   15,805          90,007         181,848      2,640,264
% Change CY-5Y                         8.0%           11.1%            8.9%           2.8%
Annual Change CY-5Y                    1.6%            2.2%            1.8%           0.6%

HOUSEHOLDS
Current Households                   5,882          31,533          63,128        986,581
5-Year Projected Households          6,436          35,150          69,403      1,028,973
% Change CY - 5Y                       9.4%           11.5%            9.9%           4.3%
Annual Change CY-5Y                    1.9%            2.3%            2.0%           0.9%

INCOME TRENDS
Median Household Income         $   86,579      $   90,656      $   91,729     $   56,893
Per Capita Income               $   30,853      $   31,669      $   32,285     $   25,151
Average Household Income        $   79,675      $   81,748      $   85,343     $   65,432

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                    ----------------------------------------------
         CATEGORY                   1-MI. RADIUS      3-MI. RADIUS    5-MI. RADIUS       MSA
----------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                29.85%            27.41%          26.43%         30.53%
5-Year Projected % Renting             29.73%            27.28%          26.35%         29.34%

% of Households Owning                 62.45%            67.51%          68.72%         63.19%
5-Year Projected % Owning              63.28%            68.00%          69.02%         64.65%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
LAZY HOLLOW, COLUMBIA, MARYLAND

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Sierra Woods Apts.
South  - Long Reach Village Center
East   - Bantanna Woods Apts.
West   - Vacant wooded land/ Route 175

CONCLUSIONS

The subject is well located within the city of Columbia. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
LAZY HOLLOW, COLUMBIA, MARYLAND

                                 MARKET ANALYSIS

The subject property is located in the city of Columbia in Howard County. The overall pace of development in the subject's market is more or less stable. There has not been any recent construction. However, Bentana Apartment complex has recently made upgrades to the interior of the units. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period          Region          Submarket
-----------------------------------------
4Q01            3.1%             2.9%
1Q02            3.4%             3.2%
2Q02            3.9%             3.8%
3Q02            4.0%             4.0%
4Q02            4.1%             4.2%
1Q03            4.9%             4.6%

Source: REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. The submarket has historically enjoyed lower vacancy rates than the region. Columbia enjoys a great location being between Baltimore and Washington DC and has excellent roadways which allows for quick transportation to points all over Maryland. Columbia has also outperformed other areas inside Howard County. The following chart shows the average asking rents in the Columbia area.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period       Region         % Change        Submarket       % Change
--------------------------------------------------------------------
3Q02          N/A               -             $956              -
4Q02          N/A             N/A             $938           -1.9%
1Q03          N/A             N/A             $977            4.2%

Source: REIS

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
LAZY HOLLOW, COLUMBIA, MARYLAND

                             COMPETITIVE PROPERTIES

   No.           Property Name            Units     Ocpy.     Year Built        Proximity to subject
-------------------------------------------------------------------------------------------------------
  R-1        Autumn Crest                  300      100%       1972         5-miles west of the subject
  R-2        Cedar Valley                  157       84%       1973         5-miles west of the subject
  R-3        Bentana                       300       96%       1971         Next to subject
  R-4        Hannibal Grove Apartments     293       97%       1969         3-miles west of the subject
Subject      Lazy Hollow                   178       95%       1978

Growth in rents are expected to remain relatively stable in the next few years, remaining around 3%. Vacancy rates also are expected to hold steady around the 5% to 6% in the near future.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
LAZY HOLLOW, COLUMBIA, MARYLAND

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                       9.53 acres, or 415,127 square feet
  Shape                           Generally rectangular
  Topography                      Level
  Utilities                       All necessary utilities are available to the
                                  site.
  Soil Conditions                 Stable
  Easements Affecting Site        None other than typical utility easements
  Overall Site Appeal             Good
  Flood Zone:
     Community Panel              240044 0034 B, dated December 4, 1986
     Flood Zone                   Zone C
  Zoning                          NT, the subject improvements represent a legal
                                  conforming use of the site.

REAL ESTATE TAXES

                                         ASSESSED VALUE - 2003
                              ---------------------------------------------         TAX RATE /        PROPERTY
PARCEL NUMBER                    LAND            BUILDING           TOTAL           MILL RATE          TAXES
--------------------------------------------------------------------------------------------------------------
16-101087                     $2,490,700        $6,825,000        $9,315,700        $0.01341          $124,970

IMPROVEMENT ANALYSIS

  Year Built                      1978
  Number of Units                 178
  Net Rentable Area               176,972 Square Feet
  Construction:
    Foundation                    Concrete block wall
    Frame                         Heavy or light wood
    Exterior Walls                Brick or masonry
    Roof                          Composition shingle over a wood truss
                                  structure
  Project Amenities               Amenities at the subject include a volleyball
                                  court, playground, barbeque equipment,
                                  business office, and parking area.
  Unit Amenities                  Individual unit amenities include a balcony,
                                  cable TV connection, and washer dryer
                                  connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
LAZY HOLLOW, COLUMBIA, MARYLAND

Unit Mix:

                                                Unit Area
 Unit Type            Number of Units           (Sq. Ft.)
---------------------------------------------------------
1Br/1Ba-A1                  29                      820
1Br/1Ba - A2                19                      882
2Br/1Ba - B1                48                      993
2Br/2Ba - B2                22                    1,085
2Br/2Ba - B3                40                    1,009
3Bd/2Ba - C1                20                    1,227

Overall Condition               Average
Effective Age                   15 years
Economic Life                   45 years
Remaining Economic Life         30 years
Deferred Maintenance            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1978 and consist of a 178-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
LAZY HOLLOW, COLUMBIA, MARYLAND

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
LAZY HOLLOW, COLUMBIA, MARYLAND

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
LAZY HOLLOW, COLUMBIA, MARYLAND

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
LAZY HOLLOW, COLUMBIA, MARYLAND

SUMMARY OF COMPARABLE SALES -IMPROVED

         DESCRIPTION                        SUBJECT                        COMPARABLE                          COMPARABLE
                                                                              I - 1                               I - 2
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Lazy Hollow                   Normandy Woods                     The Reserve
LOCATION:
  Address                          8782 Cloudleap Court          3207 Wheaton Way                   7030 Gentle Shade
  City, State                      Columbia, Maryland            Ellicot City, MD                   Columbia, MD
  County                           Howard                        Howard                             Howard
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           176,972                       694,430                            194,400
  Year Built                       1978                          1973-84                            1999
  Number of Units                  178                           858                                200
  Unit Mix:                            Type            Total      Type                    Total       Type                    Total
                                   1Br/1Ba-A1           29       1Br/1Ba                   444      1Br/1Ba                     49
                                   1Br/1Ba - A2         19       2Br/1Ba                   414      2Br/1Ba                    104
                                   2Br/1Ba - B1         48                                          3Br/2Ba                     47
                                   2Br/2Ba - B2         22
                                   2Br/2Ba - B3         40
                                   3Bd/2Ba - C1         20
  Average Unit Size (SF)           994                           809                                972
  Land Area (Acre)                 9.5300                        58.4000                            9.5800
  Density (Units/Acre)             18.7                          14.7                               20.9
  Parking Ratio (Spaces/Unit)      1.44                          N/A                                2.25
  Parking Type (Gr., Cov., etc.)   Garage, Open Covered          Open                               Open
CONDITION:                         Good                          Good                               Good
APPEAL:                            Average                       Average                            Good
AMENITIES:
  Pool/Spa                         No/No                         Yes/No                             Yes/No
  Gym Room                         No                            Yes                                No
  Laundry Room                     No                            Yes                                No
  Secured Parking                  No                            No                                 No
  Sport Courts                     No                            Yes                                Yes
  Washer/Dryer Connection          Yes                           Yes                                Yes
  Other
  Other
OCCUPANCY:                         95%                           94%                                92%
TRANSACTION DATA:
  Sale Date                                                      August, 2002                       June, 2000
  Sale Price ($)                                                 $42,550,000                        $21,250,000
  Grantor                                                        Security Mgmt.                     Gateway Commons LLC
  Grantee                                                        Charleston Manor II                TGM Stonehaven, Inc.
  Sale Documentation                                             Book 6344 Page 195                 Book 5130 Page 357
  Verification                                                   Representative of Grantee          Buyer
  Telephone Number                                               (301) 479-1600                     (212) 830-9300
ESTIMATED PRO-FORMA:                                               Total $     $/Unit     $/SF        Total $        $/Unit   $/SF
  Potential Gross Income                                         $7,375,894    $8,597    $10.62      $2,500,800     $12,504  $12.86
  Vacancy/Credit Loss                                            $  417,465    $  487    $ 0.60      $  200,064     $ 1,000  $ 1.03
  Effective Gross Income                                         $6,958,429    $8,110    $10.02      $2,300,736     $11,504  $11.84
  Operating Expenses                                             $2,740,066    $3,194    $ 3.95      $  512,738     $ 2,564  $ 2.64
  Net Operating Income                                           $4,218,363    $4,917    $ 6.07      $1,787,998     $ 8,940  $ 9.20
NOTES:                                                           This was part of a portfolio       Contains a total of 8
                                                                 transaction.                       buildings, 7 of which include
                                                                                                    apartments.
  PRICE PER UNIT                                                              $49,592                           $106,250
  PRICE PER SQUARE FOOT                                                       $ 61.27                           $ 109.31
  EXPENSE RATIO                                                                  39.4%                              22.3%
  EGIM                                                                           6.11                               9.24
  OVERALL CAP RATE                                                               9.91%                              8.41%
  Cap Rate based on Pro Forma or Actual Income?                               ACTUAL                              PRO FORMA

         DESCRIPTION                              COMPARABLE                        COMPARABLE
                                                     I - 3                             I - 4
---------------------------------------------------------------------------------------------------------
  Property Name                       Apartments @ Kendall Ridge         Summit Meadows
LOCATION:
  Address                             8399 Tamar Drive                   8600 Cobblefield
  City, State                         Columbia, MD                       Columbia, MD
  County                              Howard                             Howard
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)              173,880                            186,331
  Year Built                          1995                               1990
  Number of Units                     184                                178
  Unit Mix:                            Type                       Total   Type                      Total
                                      1Br/1Ba                       80   1Br/1Ba                      60
                                      2Br/1Ba                       26   2Br/1Ba                      43
                                      2Br/2Ba                       52   2Br/2Ba                      60
                                      3Bd/2Ba                       26   3Bd/1.75Ba                   15

  Average Unit Size (SF)              945                                1,047
  Land Area (Acre)                    12.0200                            10.8000
  Density (Units/Acre)                15.3                               16.5
  Parking Ratio (Spaces/Unit)         1.15                               1.21
  Parking Type (Gr., Cov., etc.)      Open, Garage                       Open
CONDITION:                            Good                               Good
APPEAL:                               Very Good                          Good
AMENITIES:
  Pool/Spa                            Yes/No                             Yes/No
  Gym Room                            Yes                                Yes
  Laundry Room                        Yes                                No
  Secured Parking                     No                                 No
  Sport Courts                        Yes                                No
  Washer/Dryer Connection             Yes                                Yes
  Other                               Playground
  Other
OCCUPANCY:                            95%                                93%
TRANSACTION DATA:
  Sale Date                           July, 2001                         November, 2002
  Sale Price ($)                      $19,300,000                        $21,050,000
  Grantor                             Archstone Communities              Summit Properties Part.
  Grantee                             Cigna Financial Services           UDR Maryland Properties
  Sale Documentation                  Book 5606 Page 133                 N/A
  Verification                        Confidential                       Representative of Buyer
  Telephone Number                                                       (804) 780-2691
ESTIMATED PRO-FORMA:                   Total $        $/Unit      $/SF    Total $        $/Unit     $/SF
  Potential Gross Income              $2,528,040     $13,739     $14.54  $2,378,340     $13,361    $12.76
  Vacancy/Credit Loss                 $  126,402     $   687     $ 0.73  $  166,484     $   935    $ 0.89
  Effective Gross Income              $2,401,638     $13,052     $13.81  $2,211,856     $12,426    $11.87
  Operating Expenses                  $  473,796     $ 2,575     $ 2.72  $  551,800     $ 3,100    $ 2.96
  Net Operating Income                $1,927,842     $10,477     $11.09  $1,660,056     $ 9,326    $ 8.91
NOTES:                                Contains 7 total buildings         None
                                      and is very appealing in
                                      physical appearance.
  PRICE PER UNIT                                   $104,891                           $118,258
  PRICE PER SQUARE FOOT                            $ 111.00                           $ 112.97
  EXPENSE RATIO                                        19.7%                              24.9%
  EGIM                                                 8.04                               9.52
  OVERALL CAP RATE                                     9.99%                              7.89%
  Cap Rate based on Pro Forma or Actual Income?   PRO FORMA                        PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
LAZY HOLLOW, COLUMBIA, MARYLAND

                               IMPROVED SALES MAP
                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $49,592 to $118,258 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $61,296 to $70,955 per unit with a mean or average adjusted price of $65,442 per unit. The median adjusted price is $64,758 per unit. Based on the following analysis, we have concluded to a value of $66,000 per unit, which results in an "as is" value of $11,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
LAZY HOLLOW, COLUMBIA, MARYLAND

SALES ADJUSTMENT GRID

            DESCRIPTION                      SUBJECT                      COMPARABLE                               COMPARABLE
                                                                             I - 1                                    I - 2
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                        Lazy Hollow             Normandy Woods                         The Reserve
  Address                              8782 Cloudleap Court    3207 Wheaton Way                       7030 Gentle Shade
  City                                 Columbia, Maryland      Ellicot City, MD                       Columbia, MD
  Sale Date                                                    August, 2002                           June, 2000
  Sale Price ($)                                               $42,550,000                            $21,250,000
  Net Rentable Area (SF)               176,972                 694,430                                194,400
  Number of Units                      178                     858                                    200
  Price Per Unit                                               $49,592                                $106,250
  Year Built                           1978                    1973-84                                1999
  Land Area (Acre)                     9.5300                  58.4000                                9.5800
VALUE ADJUSTMENTS                          DESCRIPTION              DESCRIPTION             ADJ.            DESCRIPTION        ADJ.
  Property Rights Conveyed             Fee Simple Estate       Fee Simple Estate              0%      Fee Simple Estate          0%
  Financing                                                    Cash To Seller                 0%      Cash To Seller             0%
  Conditions of Sale                                           Arm's Length                   0%      Arm's Length               0%
  Date of Sale (Time)                                          August, 2002                   3%      June, 2000                10%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                         $51,080                             $116,875
  Location                                                     Superior                     -10%      Comparable                 0%
  Number of Units                      178                     858                           30%      200                        0%
  Quality / Appeal                     Good                    Comparable                     0%      Superior                 -20%
  Age / Condition                      1978                    1973-84 / Good                 0%      1999 / Good              -25%
  Occupancy at Sale                    95%                     94%                            0%      92%                        3%
  Amenities                            Average                 Superior                      -5%      Comparable                 0%
  Average Unit Size (SF)               994                     809                            5%      972                        0%
PHYSICAL ADJUSTMENT                                                                          20%                               -42%
FINAL ADJUSTED VALUE ($/UNIT)                                               $61,296                             $ 67,788

            DESCRIPTION                            COMPARABLE                      COMPARABLE
                                                      I - 3                           I - 4
-------------------------------------------------------------------------------------------------------
  Property Name                        Apartments @ Kendall Ridge        Summit Meadows
  Address                              8399 Tamar Drive                  8600 Cobblefield
  City                                 Columbia, MD                      Columbia, MD
  Sale Date                            July, 2001                        November, 2002
  Sale Price ($)                       $19,300,000                       $21,050,000
  Net Rentable Area (SF)               173,880                           186,331
  Number of Units                      184                               178
  Price Per Unit                       $104,891                          $118,258
  Year Built                           1995                              1990
  Land Area (Acre)                     12.0200                           10.8000
VALUE ADJUSTMENTS                             DESCRIPTION       ADJ.             DESCRIPTION       ADJ.
  Property Rights Conveyed             Fee Simple Estate          0%     Fee Simple Estate           0%
  Financing                            Cash To Seller             0%     Cash To Seller              0%
  Conditions of Sale                   Arm's Length               0%     Arm's Length                0%
  Date of Sale (Time)                  July, 2001                 7%     November, 2002              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)              $112,234                           $118,258
  Location                             Comparable                 0%     Comparable                  0%
  Number of Units                      184                        0%     178                         0%
  Quality / Appeal                     Superior                 -20%     Superior                  -20%
  Age / Condition                      1995 / Good              -20%     1990 / Good               -15%
  Occupancy at Sale                    95%                        0%     93%                         0%
  Amenities                            Superior                 -10%     Superior                  -5%
  Average Unit Size (SF)               945                        5%     1,047                       0%
PHYSICAL ADJUSTMENT                                             -45%                               -40%
FINAL ADJUSTED VALUE ($/UNIT)                    $ 61,729                           $ 70,955

SUMMARY

VALUE RANGE (PER UNIT)             $61,296 TO $ 70,955
MEAN (PER UNIT)                    $65,442
MEDIAN (PER UNIT)                  $64,758
VALUE CONCLUSION (PER UNIT)        $66,000

VALUE OF IMPROVEMENT & MAIN SITE                  $11,748,000
  PV OF CONCESSIONS                              -$   178,000
VALUE INDICATED BY SALES COMPARISON APPROACH      $11,570,000
ROUNDED                                           $11,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
LAZY HOLLOW, COLUMBIA, MARYLAND

                            NOI PER UNIT COMPARISON

                      SALE PRICE                 NOI/        SUBJECT NOI
COMPARABLE   NO. OF   ----------               --------     --------------    ADJUSTMENT    INDICATED
   NO.       UNITS    PRICE/UNIT      OAR      NOI/UNIT     SUBJ. NOI/UNIT      FACTOR      VALUE/UNIT
------------------------------------------------------------------------------------------------------
   I-1        858     $42,550,000    9.91%    $4,218,363      $1,176,183        1.344        $66,652
                      $    49,592             $    4,917      $    6,608
   I-2        200     $21,250,000    8.41%    $1,787,998      $1,176,183        0.739        $78,532
                      $   106,250             $    8,940      $    6,608
   I-3        184     $19,300,000    9.99%    $1,927,842      $1,176,183        0.631        $66,152
                      $   104,891             $   10,477      $    6,608
   I-4        178     $21,050,000    7.89%    $1,660,056      $1,176,183        0.709        $83,788
                      $   118,258             $    9,326      $    6,608

                                   PRICE/UNIT

  Low         High        Average        Median
$66,152      $83,788      $73,781       $72,592


                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                               $    70,000
Number of Units                                                178

Value                                                  $12,460,000
  PV of Concessions                                   -$   178,000
                                                      ------------
Value Based on NOI Analysis                            $12,282,000
                                 Rounded               $12,300,000

The adjusted sales indicate a range of value between $66,152 and $83,788 per unit, with an average of $73,781 per unit. Based on the subject's competitive position within the improved sales, a value of $70,000 per unit is estimated. This indicates an "as is" market value of $12,300,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
LAZY HOLLOW, COLUMBIA, MARYLAND

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                      SALE PRICE
COMPARABLE   NO. OF   ----------      EFFECTIVE      OPERATING                  SUBJECT
   NO.       UNITS    PRICE/UNIT     GROSS INCOME     EXPENSE        OER      PROJECTED OER    EGIM
---------------------------------------------------------------------------------------------------
   I-1        858     $42,550,000     $6,958,429     $2,740,066     39.38%                     6.11
                      $    49,592
   I-2        200     $21,250,000     $2,300,736     $  512,738     22.29%                     9.24
                      $   106,250
                                                                                 38.31%
   I-3        184     $19,300,000     $2,401,638     $  473,796     19.73%                     8.04
                      $   104,891
   I-4        178     $21,050,000     $2,211,856     $  551,800     24.95%                     9.52
                      $   118,258

                      EGIM

 Low         High         Average       Median
 ---         ----         -------       ------
6.11         9.52          8.23          8.64

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                              6.50
Subject EGI                                         $ 1,964,205

Value                                               $12,767,331
  PV of Concessions                                -$   178,000
                                                   ------------
Value Based on EGIM Analysis                        $12,589,331
                                 Rounded            $12,600,000

                Value Per Unit                      $    70,787

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 38.31% before reserves. The comparable sales indicate a range of expense ratios from 19.73% to 39.38%, while their EGIMs range from 6.11 to 9.52. Overall, we conclude to an EGIM of 6.50, which results in an "as is" value estimate in the EGIM Analysis of $12,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $12,300,000.

Price Per Unit                           $ 11,600,000
NOI Per Unit                             $ 12,300,000
EGIM Analysis                            $ 12,600,000

Sales Comparison Conclusion              $ 12,300,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
LAZY HOLLOW, COLUMBIA, MARYLAND

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
LAZY HOLLOW, COLUMBIA, MARYLAND

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                Average
                         Unit Area         -----------------
  Unit Type              (Sq. Ft.)         Per Unit   Per SF      %Occupied
---------------------------------------------------------------------------
1Br/1Ba-A1                  820             $  905     $1.10        96.5%
1Br/1Ba - A2                882             $  925     $1.05       100.0%
2Br/1Ba - B1                993             $  965     $0.97        95.8%
2Br/2Ba - B2               1085             $1,009     $0.93        86.4%
2Br/2Ba - B3               1009             $1,039     $1.03        95.0%
3Bd/2Ba - C1               1227             $1,206     $0.98       100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
LAZY HOLLOW, COLUMBIA, MARYLAND

                                 RENT ANALYSIS

                                                              COMPARABLE RENTS
                                                   ---------------------------------------
                                                      R-1       R-2      R-3       R-4
                                                   ---------------------------------------
                                                                                 Hannibal
                                                    Autumn     Cedar              Grove
                                                     Crest    Valley   Bentana  Apartments
                                                   ---------------------------------------
                                                            COMPARISON TO SUBJECT
                                 SUBJECT  SUBJECT  ---------------------------------------
                  SUBJECT UNIT   ACTUAL   ASKING   Slightly  Slightly
  DESCRIPTION         TYPE        RENT     RENT    Superior  Inferior  Similar   Similar      MIN     MAX    MEDIAN  AVERAGE
----------------------------------------------------------------------------------------------------------------------------
Monthly Rent      1Br/1Ba-A1     $  905             $  792     $ 899              $  830     $  792  $  899  $  830  $  840
Unit Area (SF)                      820      820       708       815                 725        708     815     725     749
Monthly Rent Per
Sq. Ft.                          $ 1.10             $ 1.12     $1.10              $ 1.14     $ 1.10  $ 1.14  $ 1.12  $ 1.12

Monthly Rent      1Br/1Ba - A2   $  925                                 $ 845                $  845  $  845  $  845  $  845
Unit Area (SF)                      882      882                          851                   851     851     851     851
Monthly Rent Per
Sq. Ft.                          $ 1.05                                 $0.99                $ 0.99  $ 0.99  $ 0.99  $ 0.99

Monthly Rent      2Br/1Ba - B1   $  965             $  888              $ 940     $  950     $  888  $  950  $  940  $  926
Unit Area (SF)                      993      993       904                966        919        904     966     919     930
Monthly Rent Per
Sq. Ft.                          $ 0.97             $ 0.98              $0.97     $ 1.03     $ 0.97  $ 1.03  $ 0.98  $ 1.00

Monthly Rent      2Br/2Ba - B2   $1,009             $  930    $1,050                         $  930  $1,050  $  990  $  990
Unit Area (SF)                    1,085    1,085     1,058     1,056                          1,056   1,058   1,057   1,057
Monthly Rent Per
Sq. Ft.                          $ 0.93             $ 0.88    $ 0.99                         $ 0.88  $ 0.99  $ 0.94  $ 0.94

Monthly Rent      2Br/2Ba - B3   $1,039             $  994                        $1,035     $  994  $1,035  $1,015  $1,015
Unit Area (SF)                    1,009    1,009     1,160                           966        966   1,160   1,063   1,063
Monthly Rent Per
Sq. Ft.                          $ 1.03             $ 0.86                        $ 1.07     $ 0.86  $ 1.07  $ 0.96  $ 0.96

Monthly Rent      3Bd/2Ba - C1   $1,206             $1,075                        $1,344     $1,075  $1,344  $1,210  $1,210
Unit Area (SF)                    1,227    1,227     1,250                         1,259      1,250   1,259   1,254   1,254
Monthly Rent Per
Sq. Ft.                          $ 0.98             $ 0.86                        $ 1.07     $ 0.86  $ 1.07  $ 0.96  $ 0.96

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                Market Rent
                                          Unit Area      -----------------------       Monthly         Annual
  Unit Type             Number of Units   (Sq. Ft.)       Per Unit       Per SF         Income         Income
---------------------------------------------------------------------------------------------------------------
1Br/1Ba-A1                   29               820        $      890     $   1.09      $   25,810     $  309,720
1Br/1Ba - A2                 19               882        $      900     $   1.02      $   17,100     $  205,200
2Br/1Ba - B1                 48               993        $      960     $   0.97      $   46,080     $  552,960
2Br/2Ba - B2                 22             1,085        $      990     $   0.91      $   21,780     $  261,360
2Br/2Ba - B3                 40             1,009        $    1,000     $   0.99      $   40,000     $  480,000
3Bd/2Ba - C1                 20             1,227        $    1,180     $   0.96      $   23,600     $  283,200
                                                                        --------      ----------     ----------
                                                                           Total      $  174,370     $2,092,440
                                                                                      ==========     ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
LAZY HOLLOW, COLUMBIA, MARYLAND

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                 FISCAL YEAR 2000          FISCAL YEAR 2001              FISCAL YEAR 2002
                            -----------------------------------------------------------------------------------
                                      ACTUAL                    ACTUAL                        ACTUAL
                            -----------------------------------------------------------------------------------
       DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT         TOTAL         PER UNIT
---------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $ 1,817,190  $    10,209  $ 1,993,980  $    11,202    $ 2,109,029     $    11,848

  Vacancy                   $    31,796  $       179  $    56,939  $       320    $   158,907     $       893
  Credit Loss/Concessions   $    30,229  $       170  $    35,233  $       198   ($    48,717)   -$       274
                            ---------------------------------------------------------------------------------
    Subtotal                $    62,025  $       348  $    92,172  $       518    $   110,190     $       619

  Laundry Income            $         0  $         0  $         0  $         0    $         0     $         0
  Garage Revenue            $         0  $         0  $         0  $         0    $         0     $         0
  Other Misc. Revenue       $    51,838  $       291  $    71,469  $       402    $    38,919     $       219
                            ---------------------------------------------------------------------------------
    Subtotal Other Income   $    51,838  $       291  $    71,469  $       402    $    38,919     $       219
                            ---------------------------------------------------------------------------------
Effective Gross Income      $ 1,807,003  $    10,152  $ 1,973,277  $    11,086    $ 2,037,758     $    11,448

Operating Expenses
  Taxes                     $   143,921  $       809  $   140,641  $       790    $   157,507     $       885
  Insurance                 $    19,990  $       112  $    22,727  $       128    $    33,523     $       188
  Utilities                 $    96,067  $       540  $   144,212  $       810    $   150,933     $       848
  Repair & Maintenance      $    21,056  $       118  $    17,468  $        98    $    13,854     $        78
  Cleaning                  $    29,545  $       166  $    38,847  $       218    $    42,955     $       241
  Landscaping               $    45,307  $       255  $    34,387  $       193    $    41,076     $       231
  Security                  $         0  $         0  $         0  $         0    $         0     $         0
  Marketing & Leasing       $    27,546  $       155  $    16,019  $        90    $    22,789     $       128
  General Administrative    $    33,402  $       188  $    26,483  $       149    $    42,528     $       239
  Management                $   101,175  $       568  $   137,917  $       775    $   109,286     $       614
  Miscellaneous             $   155,864  $       876  $   162,946  $       915    $    91,500     $       514
                            ---------------------------------------------------------------------------------
Total Operating Expenses    $   673,873  $     3,786  $   741,647  $     4,167    $   705,951     $     3,966

  Reserves                  $         0  $         0  $         0  $         0    $         0     $         0
                            ---------------------------------------------------------------------------------
Net Income                  $ 1,133,130  $     6,366  $ 1,231,630  $     6,919    $ 1,331,807     $     7,482

                                FISCAL YEAR 2003           ANNUALIZED 2003
                            -----------------------------------------------------------------------------------
                                MANAGEMENT BUDGET            PROJECTION                 AAA PROJECTION
                            -----------------------------------------------------------------------------------
       DESCRIPTION             TOTAL      PER UNIT       TOTAL       PER UNIT      TOTAL       PER UNIT     %
---------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $ 2,179,260  $    12,243  $ 2,197,988  $    12,348  $ 2,092,440  $    11,755  100.0%

  Vacancy                   $   119,364  $       671  $   132,480  $       744  $   125,546  $       705    6.0%
  Credit Loss/Concessions   $       276  $         2  $    88,592  $       498  $    41,849  $       235    2.0%
                            -----------------------------------------------------------------------------------
    Subtotal                $   119,640  $       672  $   221,072  $     1,242  $   167,395  $       940    8.0%

  Laundry Income            $    12,228  $        69  $         0  $         0  $         0  $         0    0.0%
  Garage Revenue            $         0  $         0  $         0  $         0  $         0  $         0    0.0%
  Other Misc. Revenue       $    16,488  $        93  $    60,360  $       339  $    39,160  $       220    1.9%
                            -----------------------------------------------------------------------------------
    Subtotal Other Income   $    28,716  $       161  $    60,360  $       339  $    39,160  $       220    1.9%
                            -----------------------------------------------------------------------------------
Effective Gross Income      $ 2,088,336  $    11,732  $ 2,037,276  $    11,445  $ 1,964,205  $    11,035  100.0%

Operating Expenses
  Taxes                     $   112,334  $       631  $   143,476  $       806  $   151,300  $       850    7.7%
  Insurance                 $    37,547  $       211  $    36,668  $       206  $    40,940  $       230    2.1%
  Utilities                 $   142,884  $       803  $   302,392  $     1,699  $   151,300  $       850    7.7%
  Repair & Maintenance      $    14,280  $        80  $    61,140  $       343  $    15,130  $        85    0.8%
  Cleaning                  $    44,004  $       247  $    86,120  $       484  $    44,500  $       250    2.3%
  Landscaping               $    44,064  $       248  $   151,784  $       853  $    48,950  $       275    2.5%
  Security                  $         0  $         0  $         0  $         0  $         0  $         0    0.0%
  Marketing & Leasing       $    25,140  $       141  $    20,968  $       118  $    26,700  $       150    1.4%
  General Administrative    $    34,980  $       197  $    51,068  $       287  $    40,050  $       225    2.0%
  Management                $   111,533  $       627  $   110,192  $       619  $   117,852  $       662    6.0%
  Miscellaneous             $   113,520  $       638  $    86,408  $       485  $   115,700  $       650    5.9%
                            -----------------------------------------------------------------------------------
Total Operating Expenses    $   680,286  $     3,822  $ 1,050,216  $     5,900  $   752,422  $     4,227   38.3%

  Reserves                  $         0  $         0  $         0  $         0  $    35,600  $       200    4.7%
                            -----------------------------------------------------------------------------------
Net Income                  $ 1,408,050  $     7,910  $   987,060  $     5,545  $ 1,176,183  $     6,608   59.9%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
LAZY HOLLOW, COLUMBIA, MARYLAND

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                     CAPITALIZATION RATES
                 ------------------------------------------------------------
                         GOING-IN                              TERMINAL
                 ------------------------------------------------------------
                  LOW                HIGH              LOW               HIGH
-----------------------------------------------------------------------------
RANGE            6.00%              10.00%            7.00%             10.00%
AVERAGE                   8.14%                                 8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
LAZY HOLLOW, COLUMBIA, MARYLAND

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.    SALE DATE       OCCUP.    PRICE/UNIT       OAR
------------------------------------------------------------
  I-1        August, 2002     94%       $ 49,592       9.91%
  I-2         June, 2000      92%       $106,250       8.41%
  I-3         July, 2001      95%       $104,891       9.99%
  I-4       November, 2002    93%       $118,258       7.89%
  I-5           Jan-00         0%                       N/A
                                            High       9.99%
                                             Low       7.89%
                                         Average       9.05%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.25%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.25% indicates a value of $13,700,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
LAZY HOLLOW, COLUMBIA, MARYLAND

approximately 42% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
LAZY HOLLOW, COLUMBIA, MARYLAND

DISCOUNTED CASH FLOW ANALYSIS

                                   LAZY HOLLOW

              YEAR                     APR-2004       APR-2005       APR-2006       APR-2007       APR-2008       APR-2009
           FISCAL YEAR                    1              2              3              4              5              6
---------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $2,092,440     $2,155,213     $2,219,870     $2,286,466     $2,355,060     $2,425,711

  Vacancy                             $  125,546     $  129,313     $  133,192     $  137,188     $  141,304     $  145,543
  Credit Loss                         $   41,849     $   43,104     $   44,397     $   45,729     $   47,101     $   48,514
  Concessions                         $  139,496     $   64,656     $        0     $        0     $        0     $        0
                                      -------------------------------------------------------------------------------------
    Subtotal                          $  306,891     $  237,073     $  177,590     $  182,917     $  188,405     $  194,057

  Laundry Income                      $        0     $        0     $        0     $        0     $        0     $        0
  Garage Revenue                      $        0     $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue                 $   39,160     $   40,335     $   41,545     $   42,791     $   44,075     $   45,397
                                      -------------------------------------------------------------------------------------
    Subtotal Other Income             $   39,160     $   40,335     $   41,545     $   42,791     $   44,075     $   45,397
                                      -------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,824,709     $1,958,475     $2,083,825     $2,146,340     $2,210,730     $2,277,052

OPERATING EXPENSES:
  Taxes                               $  151,300     $  155,839     $  160,514     $  165,330     $  170,289     $  175,398
  Insurance                           $   40,940     $   42,168     $   43,433     $   44,736     $   46,078     $   47,461
  Utilities                           $  151,300     $  155,839     $  160,514     $  165,330     $  170,289     $  175,398
  Repair & Maintenance                $   15,130     $   15,584     $   16,051     $   16,533     $   17,029     $   17,540
  Cleaning                            $   44,500     $   45,835     $   47,210     $   48,626     $   50,085     $   51,588
  Landscaping                         $   48,950     $   50,419     $   51,931     $   53,489     $   55,094     $   56,746
  Security                            $        0     $        0     $        0     $        0     $        0     $        0
  Marketing & Leasing                 $   26,700     $   27,501     $   28,326     $   29,176     $   30,051     $   30,953
  General Administrative              $   40,050     $   41,252     $   42,489     $   43,764     $   45,077     $   46,429
  Management                          $  109,483     $  117,508     $  125,029     $  128,780     $  132,644     $  136,623
  Miscellaneous                       $  115,700     $  119,171     $  122,746     $  126,429     $  130,221     $  134,128
                                      -------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  744,053     $  771,116     $  798,245     $  822,192     $  846,858     $  872,264

  Reserves                            $   35,600     $   36,668     $   37,768     $   38,901     $   40,068     $   41,270
                                      -------------------------------------------------------------------------------------
NET OPERATING INCOME                  $1,045,056     $1,150,691     $1,247,812     $1,285,246     $1,323,804     $1,363,518

  Operating Expense Ratio (% of EGI)        40.8%          39.4%          38.3%          38.3%          38.3%          38.3%
  Operating Expense Per Unit          $    4,180     $    4,332     $    4,485     $    4,619     $    4,758     $    4,900

              YEAR                        APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
           FISCAL YEAR                       7              8              9              10             11
---------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                              $2,498,483     $2,573,437     $2,650,640     $2,730,160     $2,812,064

  Vacancy                                $  149,909     $  154,406     $  159,038     $  163,810     $  168,724
  Credit Loss                            $   49,970     $   51,469     $   53,013     $   54,603     $   56,241
  Concessions                            $        0     $        0     $        0     $        0     $        0
                                         ----------------------------------------------------------------------
    Subtotal                             $  199,879     $  205,875     $  212,051     $  218,413     $  224,965

  Laundry Income                         $        0     $        0     $        0     $        0     $        0
  Garage Revenue                         $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue                    $   46,759     $   48,162     $   49,607     $   51,095     $   52,628
                                         ----------------------------------------------------------------------
    Subtotal Other Income                $   46,759     $   48,162     $   49,607     $   51,095     $   52,628
                                         ----------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $2,345,363     $2,415,724     $2,488,196     $2,562,842     $2,639,727

OPERATING EXPENSES:
  Taxes                                  $  180,660     $  186,080     $  191,662     $  197,412     $  203,335
  Insurance                              $   48,885     $   50,351     $   51,862     $   53,417     $   55,020
  Utilities                              $  180,660     $  186,080     $  191,662     $  197,412     $  203,335
  Repair & Maintenance                   $   18,066     $   18,608     $   19,166     $   19,741     $   20,333
  Cleaning                               $   53,135     $   54,729     $   56,371     $   58,062     $   59,804
  Landscaping                            $   58,449     $   60,202     $   62,008     $   63,869     $   65,785
  Security                               $        0     $        0     $        0     $        0     $        0
  Marketing & Leasing                    $   31,881     $   32,838     $   33,823     $   34,837     $   35,883
  General Administrative                 $   47,822     $   49,256     $   50,734     $   52,256     $   53,824
  Management                             $  140,722     $  144,943     $  149,292     $  153,771     $  158,384
  Miscellaneous                          $  138,152     $  142,296     $  146,565     $  150,962     $  155,491
                                         ----------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $  898,432     $  925,385     $  953,146     $  981,740     $1,011,193

  Reserves                               $   42,508     $   43,784     $   45,097     $   46,450     $   47,843
                                         ----------------------------------------------------------------------
NET OPERATING INCOME                     $1,404,423     $1,446,556     $1,489,953     $1,534,651     $1,580,691

  Operating Expense Ratio (% of EGI)           38.3%          38.3%          38.3%          38.3%          38.3%
  Operating Expense Per Unit             $    5,047     $    5,199     $    5,355     $    5,515     $    5,681

Estimated Stabilized NOI    $1,176,183
Months to Stabilized                 1
Stabilized Occupancy              94.0%
Sales Expense Rate                2.00%
Discount Rate                    11.25%
Terminal Cap Rate                 9.25%

Gross Residual Sale Price  $17,088,551
  Less: Sales Expense      $   341,771
                           -----------
Net Residual Sale Price    $16,746,780

PV of Reversion            $ 5,766,750
Add: NPV of NOI            $ 7,981,349
                           -----------
PV Total                   $13,748,099
Deferred Maintenance       $         0
Add: Excess Land           $         0

Other Adjustments          $         0
                           -----------
Value Indicated By "DCF"   $13,748,099
              Rounded      $13,700,000

                          "DCF" VALUE SENSITIVITY TABLE

                                                        DISCOUNT RATE
                       -------------------------------------------------------------------------------
   TOTAL VALUE           10.75%        11.00%              11.25%             11.50%         11.75%
------------------------------------------------------------------------------------------------------
             8.75%     $14,552,922   $14,312,645         $14,077,627        $13,847,735    $13,622,840
TERMINAL     9.00%     $14,375,778   $14,139,451         $13,908,286        $13,682,153    $13,460,925
  CAP        9.25%     $14,208,210   $13,975,619         $13,748,099        $13,525,521    $13,307,762
 RATE        9.50%     $14,049,461   $13,820,410         $13,596,342        $13,377,133    $13,162,660
             9.75%     $13,898,853   $13,673,160         $13,452,368        $13,236,355    $13,025,000

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
LAZY HOLLOW, COLUMBIA, MARYLAND

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $178,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
LAZY HOLLOW, COLUMBIA, MARYLAND

                                   LAZY HOLLOW

                                                         TOTAL        PER SQ. FT.  PER UNIT   %OF EGI
-----------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                          $  2,092,440     $  11.82    $ 11,755

  Less: Vacancy & Collection Loss          8.00%     $    167,395     $   0.95    $    940

  Plus: Other Income
    Laundry Income                                   $          0     $   0.00    $      0      0.00%
    Garage Revenue                                   $          0     $   0.00    $      0      0.00%
    Other Misc. Revenue                              $     39,160     $   0.22    $    220      1.99%
                                                     -----------------------------------------------
      Subtotal Other Income                          $     39,160     $   0.22    $    220      1.99%

EFFECTIVE GROSS INCOME                               $  1,964,205     $  11.10    $ 11,035

OPERATING EXPENSES:
  Taxes                                              $    151,300     $   0.85    $    850      7.70%
  Insurance                                          $     40,940     $   0.23    $    230      2.08%
  Utilities                                          $    151,300     $   0.85    $    850      7.70%
  Repair & Maintenance                               $     15,130     $   0.09    $     85      0.77%
  Cleaning                                           $     44,500     $   0.25    $    250      2.27%
  Landscaping                                        $     48,950     $   0.28    $    275      2.49%
  Security                                           $          0     $   0.00    $      0      0.00%
  Marketing & Leasing                                $     26,700     $   0.15    $    150      1.36%
  General Administrative                             $     40,050     $   0.23    $    225      2.04%
  Management                               6.00%     $    117,852     $   0.67    $    662      6.00%
  Miscellaneous                                      $    115,700     $   0.65    $    650      5.89%

TOTAL OPERATING EXPENSES                             $    752,422     $   4.25    $  4,227     38.31%

  Reserves                                           $     35,600     $   0.20    $    200      1.81%
                                                     -----------------------------------------------
NET OPERATING INCOME                                 $  1,176,183     $   6.65    $  6,608     59.88%

  "GOING IN" CAPITALIZATION RATE                             8.75%

  VALUE INDICATION                                   $ 13,442,086     $  75.96    $ 75,517

  PV OF CONCESSIONS                                 ($    178,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)                 $ 13,264,086

          ROUNDED                                    $ 13,300,000     $  75.15    $ 74,719

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
LAZY HOLLOW, COLUMBIA, MARYLAND

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE             VALUE           ROUNDED         $/UNIT          $/SF
--------------------------------------------------------------------------
 8.00%            $14,524,281      $14,500,000       $81,461        $81.93
 8.25%            $14,078,758      $14,100,000       $79,213        $79.67
 8.50%            $13,659,441      $13,700,000       $76,966        $77.41
 8.75%            $13,264,086      $13,300,000       $74,719        $75.15
 9.00%            $12,890,695      $12,900,000       $72,472        $72.89
 9.25%            $12,537,487      $12,500,000       $70,225        $70.63
 9.50%            $12,202,869      $12,200,000       $68,539        $68.94

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $13,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis               $13,700,000
Direct Capitalization Method                $13,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $13,600,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
LAZY HOLLOW, COLUMBIA, MARYLAND

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                          Not Utilized
Sales Comparison Approach              $ 12,300,000
Income Approach                        $ 13,600,000
Reconciled Value                       $ 13,000,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of April 25, 2003 the market value of the fee simple estate in the property is:

                                   $13,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
LAZY HOLLOW, COLUMBIA, MARYLAND

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAZY HOLLOW, COLUMBIA, MARYLAND

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAZY HOLLOW, COLUMBIA, MARYLAND

                              SUBJECT PHOTOGRAPHS

         [PICTURE]                                           [PICTURE]
EXTERIOR - APARTMENT BUILDING                     EXTERIOR - LANDSCAPE & PARKING

         [PICTURE]                                           [PICTURE]
EXTERIOR - APARTMENT BUILDING                        INTERIOR - APARTMENT UNIT

         [PICTURE]                                           [PICTURE]
      EXTERIOR - KITCHEN                               EXTERIOR - ACCESS ROAD

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAZY HOLLOW, COLUMBIA, MARYLAND

                              SUBJECT PHOTOGRAPHS

    [PICTURE]                                                     [PICTURE]
EXTERIOR - BEDROOM                                            EXTERIOR - BALCONY

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAZY HOLLOW, COLUMBIA, MARYLAND

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAZY HOLLOW, COLUMBIA, MARYLAND

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

 COMPARABLE I-1             COMPARABLE I-2                   COMPARABLE I-3
 NORMANDY WOODS               THE RESERVE             APARTMENTS @ KENDALL RIDGE
3207 Wheaton Way           7030 Gentle Shade                8399 Tamar Drive
Ellicot City, MD             Columbia, MD                     Columbia, MD

   [PICTURE]                  [PICTURE]                        [PICTURE]

 COMPARABLE I-4
 SUMMIT MEADOWS                 N/A
8600 Cobblefield
  Columbia, MD

    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAZY HOLLOW, COLUMBIA, MARYLAND

SUMMARY OF COMPARABLE RENTAL PROPERTIES

            DESCRIPTION                                   SUBJECT                                       COMPARABLE
                                                                                                           R - 1
-----------------------------------------------------------------------------------------------------------------------------------
 Property Name                      Lazy Hollow                                      Autumn Crest
 Management Company                 Aimco                                            Grady Mgmt.
LOCATION:
 Address                            8782 Cloudleap Court                             5664 Stevens Forest Road
 City, State                        Columbia, Maryland                               Columbia, MD
 County                             Howard                                           Howard
 Proximity to Subject                                                                5-miles west of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)             176,972                                          304,800
 Year Built                         1978                                             1972
 Effective Age                      15                                               17
 Building Structure Type            Brick walls; asphalt shingle roof                Brick veneer; asphalt shingle roof
 Parking Type (Gr., Cov., etc.)     Open                                             Open
 Number of Units                    178                                              300
 Unit Mix:                               Type           Unit    Qty.      Mo.           Type          Unit     Qty.   Mo.
                                    1 1Br/1Ba-A1          820    29     $  905       1 1Bd/1Ba          708     60    $  792
                                    2 1Br/1Ba - A2        882    19     $  925       3 2Bd/1Ba          904     60    $  888
                                    3 2Br/1Ba - B1        993    48     $  965       4 2Bd/1.5Ba      1,058     60    $  930
                                    4 2Br/2Ba - B2      1,085    22     $1,009       5 2Bd/2Ba        1,160     60    $  994
                                    5 2Br/2Ba - B3      1,009    40     $1,039       6 3Bd/2Ba        1,250     60    $1,075
                                    6 3Bd/2Ba - C1      1,227    20     $1,206

 Average Unit Size (SF)             994                                              1,016
 Unit Breakdown:                       Efficiency       0%      2-Bedroom  39%          Efficiency   0%   2-Bedroom      60%
                                       1-Bedroom       61%      3-Bedroom   0%          1-Bedroom   20%   3-Bedroom      20%
CONDITION:                          Good                                             Good
APPEAL:                             Average                                          Average
AMENITIES:
 Unit Amenities                         Attach. Garage           Vaulted Ceiling         Attach. Garage             Vaulted Ceiling
                                    X   Balcony           X      W/D Connect.        X   Balcony           X        W/D Connect.
                                        Fireplace                                        Fireplace
                                    X   Cable TV Ready                               X   Cable TV Ready
 Project Amenities                      Swimming Pool                                    Swimming Pool
                                        Spa/Jacuzzi              Car Wash                Spa/Jacuzzi                Car Wash
                                        Basketball Court  X      BBQ Equipment           Basketball Court  X        BBQ Equipment
                                    X   Volleyball Court         Theater Room            Volleyball Court           Theater Room
                                        Sand Volley Ball         Meeting Hall            Sand Volley Ball           Meeting Hall
                                        Tennis Court             Secured Parking         Tennis Court               Secured Parking
                                        Racquet Ball             Laundry Room            Racquet Ball               Laundry Room
                                        Jogging Track     X      Business Office         Jogging Track     X        Business Office
                                        Gym Room                                         Gym Room
                                    X   Playground                                       Playground

OCCUPANCY:                          95%                                              100%
LEASING DATA:
 Available Leasing Terms            6 to 15 Months                                   12 Months
 Concessions                        1 - 1 1/2 Months Free                            None
 Pet Deposit                        $300 - $500                                      $150
 Utilities Paid by Tenant:          X   Electric          X      Natural Gas             Electric          X        Natural Gas
                                    X   Water                    Trash                   Water                      Trash
 Confirmation                       May 1, 2003; Joseph Beard (Property Manager)     May 15, 2003; Property Manager
 Telephone Number                   (972 )234-1231                                   1-866-537-4541
NOTES:                                                                               There is a $50 charge to have a 6 month lease.
                                                                                     In addition to the pet deposit, the tenant must
                                                                                     pay $15/month for keeping a pet.

COMPARISON TO SUBJECT:                                                               Slightly Superior

            DESCRIPTION                                COMPARABLE                                     COMPARABLE
                                                          R - 2                                         R - 3
----------------------------------------------------------------------------------------------------------------------------------
 Property Name                      Cedar Valley                                   Bentana
 Management Company                 JMG Realty                                     Realty Management Services
LOCATION:
 Address                            5458 Harpers Farm Road                         8905 Tamar Drive
 City, State                        Columbia, MD                                   Columbia, MD
 County                             Howard                                         Howard
 Proximity to Subject               5-miles west of the subject                    Next to subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)             151,091                                        274,275
 Year Built                         1973                                           1971
 Effective Age                      18                                             16
 Building Structure Type            Brick walls; asphalt shingle roof              Brick & wood siding walls; asphalt shingle roof
 Parking Type (Gr., Cov., etc.)     Open                                           Open
 Number of Units                    157                                            300
 Unit Mix:                              Type         Unit     Qty.    Mo.             Type           Unit   Qty.       Mo.
                                    1 1Bd/1Ba          815     61   $  899         2 1Bd/1Ba          851    135      $845
                                    4 2Bd/1.5Ba      1,056     96   $1,050         3 2Bd/1Ba          966    165      $940

 Average Unit Size (SF)             962                                            914
 Unit Breakdown:                       Efficiency    0%   2-Bedroom    61%           Efficiency     0%  2-Bedroom    55%
                                       1-Bedroom    39%   3-Bedroom     0%           1-Bedroom     45%  3-Bedroom     0%
CONDITION:                          Good                                           Good
APPEAL:                             Average                                        Good
AMENITIES:
 Unit Amenities                        Attach. Garage      Vaulted Ceiling             Attach. Garage           Vaulted Ceiling
                                    X  Balcony             X W/D Connect.          X   Balcony                  W/D Connect.
                                       Fireplace                                       Fireplace
                                    X  Cable TV Ready                              X   Cable TV Ready
 Project Amenities                     Swimming Pool                               X   Swimming Pool
                                       Spa/Jacuzzi         Car Wash                    Spa/Jacuzzi       X      Car Wash
                                       Basketball Court    BBQ Equipment               Basketball Court         BBQ Equipment
                                       Volleyball Court    Theater Room            X   Volleyball Court         Theater Room
                                       Sand Volley Ball    Meeting Hall                Sand Volley Ball         Meeting Hall
                                       Tennis Court        Secured Parking         X   Tennis Court             Secured Parking
                                       Racquet Ball        Laundry Room                Racquet Ball      X      Laundry Room
                                       Jogging Track       Business Office             Jogging Track     X      Business Office
                                       Gym Room                                        Gym Room
                                    X  Playground                                  X   Playground

OCCUPANCY:                          84%                                            96%
LEASING DATA:
 Available Leasing Terms            12 Months                                      6 to 12 Months
 Concessions                        1 Month free before May 31, 2003               $30-$40 off of monthly rent
 Pet Deposit                        $300                                           $250
 Utilities Paid by Tenant:          X  Electric            Natural Gas             X   Electric                 Natural Gas
                                       Water               Trash                   X   Water                    Trash
 Confirmation                       May 15, 2003; Property Manager                 May 15, 2003; Sean Property Contact
 Telephone Number                   1-866-210-5859                                 1-888-316-0596
NOTES:                              There is also a $25/month pet fee per month.   If you have a pet there is also a $20/month
                                                                                   fee per month.

COMPARISON TO SUBJECT:              Slightly Inferior                              Similar

                                                        COMPARABLE
            DESCRIPTION                                   R - 4
-----------------------------------------------------------------------------------
 Property Name                      Hannibal Grove Apartments
 Management Company                 Berkshire Realty Holding, Inc.
LOCATION:
 Address                            5361 Brook Way
 City, State                        Columbia, MD
 County                             Howard
 Proximity to Subject               3-miles west of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)             284,784
 Year Built                         1969
 Effective Age                      23
 Building Structure Type            Stone veneer; asphalt shingle roof
 Parking Type (Gr., Cov., etc.)     Open
 Number of Units                    293
 Unit Mix:                               Type          Unit     Qty.     Mo.
                                    1 1Bd/1Ba           725      78    $  830
                                    3 2Bd/1Ba           919      99    $  950
                                    5 2Bd/2Ba           966      30    $1,035
                                    6 3Bd/2Ba         1,152      45    $1,165
                                    6 3Bd/2Ba/TH      1,282      34    $1,505
                                    6 4Bd/3Ba/TH      1,835       7    $1,715

 Average Unit Size (SF)             972
 Unit Breakdown:                       Efficiency   0%   2-Bedroom    55%
                                       1-Bedroom   29%   3-Bedroom    16%
CONDITION:                          Average
APPEAL:                             Average
AMENITIES:
 Unit Amenities                          Attach. Garage             Vaulted Ceiling
                                    X    Balcony           X        W/D Connect.
                                         Fireplace
                                    X    Cable TV Ready
 Project Amenities                       Swimming Pool
                                         Spa/Jacuzzi                Car Wash
                                         Basketball Court           BBQ Equipment
                                         Volleyball Court           Theater Room
                                         Sand Volley Ball           Meeting Hall
                                         Tennis Court               Secured Parking
                                         Racquet Ball      X        Laundry Room
                                         Jogging Track     X        Business Office
                                         Gym Room
                                    X    Playground

OCCUPANCY:                          97%
LEASING DATA:
 Available Leasing Terms            3 month minimum
 Concessions                        None
 Pet Deposit                        $150 - $200
 Utilities Paid by Tenant:          X    Electric          X        Natural Gas
                                    X    Water                      Trash
 Confirmation                       May 15, 2003; Toni - Property Contact
 Telephone Number                   1-866-210-5860
NOTES:                              The tonwhouse tenants do not pay the water
                                    utility.

COMPARISON TO SUBJECT:              Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAZY HOLLOW, COLUMBIA, MARYLAND

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1                  COMPARABLE R-2              COMPARABLE R-3
      AUTUMN CREST                    CEDAR VALLEY                 BENTANA
5664 Stevens Forest Road        5458 Harpers Farm Road          8905 Tamar Drive
      Columbia, MD                    Columbia, MD                 Columbia, MD

        [PICTURE]                      [PICTURE]                    [PICTURE]

      COMPARABLE R-4
HANNIBAL GROVE APARTMENTS                N/A
      5361 Brook Way
       Columbia, MD

         [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAZY HOLLOW, COLUMBIA, MARYLAND

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAZY HOLLOW, COLUMBIA, MARYLAND

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAZY HOLLOW, COLUMBIA, MARYLAND

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAZY HOLLOW, COLUMBIA, MARYLAND

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
LAZY HOLLOW, COLUMBIA, MARYLAND

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jonathan Hackerman provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                                     -s- Brian Johnson
                                               ------------------------------
                                                     Brian Johnson, MAI
                                           Managing Principal, Real Estate Group

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAZY HOLLOW, COLUMBIA, MARYLAND

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAZY HOLLOW, COLUMBIA, MARYLAND

                              F. BRIAN JOHNSON, MAI

                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION F. Brian Johnson is the Managing Principal of the New York Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                        Mr. Johnson has completed appraisals for
                                   securitization and pension funds/insurance industries. Analyses he has performed involve various types of investment-grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

                                   Additional experience includes the valuation of existing and proposed investment-grade real estate, market and feasibility studies and offering memorandums for debt placement, equity investments and acquisitions, and disposition analysis.

  Court Mr. Johnson is qualified as an expert witness for the New Jersey Supreme Court.

  Business Mr. Johnson joined AAA in 1998 and was promoted to his current position in 1999. Prior to joining AAA, Mr. Johnson was a Senior Vice President at Koeppel Tener Real Estate Services and a Vice President at L. W. Ellwood & Co.

EDUCATION                          Fairleigh Dickinson
                                     Bachelor of Science - Finance

STATE CERTIFICATIONS               State of New Jersey, General Appraiser,
                                   #42RG00158300

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

   PROFESSIONAL     Appraisal Institute, MAI Designated Member

   AFFILIATIONS

   VALUATION AND    Several courses are completed on an annual basis as part of
   SPECIAL COURSES  the continuing education requirements of the Appraisal
                    Institute. In addition, Mr. Johnson attends real estate and financial industry-related conferences and seminars.

   PUBLICATIONS     "Operational Items to Consider When Appraising a Regional
                    Mall," Appraisal Journal, 1991

AMERICAN APPRAISAL ASSOCIATES,                                         EXHIBIT E
LAZY HOLLOW, COLUMBIA,

PROFESSIONAL
  AFFILIATIONS

VALUATION AND
  SPECIAL COURSES

PUBLICATIONS                       Appraisal Journal, 1991

AMERICAN APPRAISAL ASSOCIATES, INC.
LAZY HOLLOW, COLUMBIA, MARYLAND

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
LAZY HOLLOW, COLUMBIA, MARYLAND

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.